Contact:          Robert F. Baker
                  212-783-6299

For immediate release:


           SALOMON INC REPORTS QUARTERLY NET INCOME OF $291 MILLION

New York, July 23, 1996 -- Salomon Inc today announced second quarter net income of $291 million. Net income for the six months ended June 30, 1996 was $567 million. The first two quarters of 1996 were the most profitable two consecutive quarters in Salomon's history. In the first half of 1995, the Company's net income was $21 million. Primary return on equity for both the three and six months ended June 30, 1996 was 26%. Primary earnings per share were $2.58 and $5.02 for the three and six months ended June 30, 1996, respectively.

Chairman and Chief Executive Officer Robert E. Denham, said: "The quarter's very favorable results were produced by the strong and broadly based performance of Salomon Brothers. In a highly competitive environment, Salomon Brothers has been strengthening its competitive position."

Salomon Brothers, the Company's global investment banking and securities business, recorded pretax earnings of $525 million for the second quarter and $893 million for the six months ended June 30, 1996. Revenues, net of interest expense, for the second quarter were $1.2 billion, up from $989 million in the first quarter and $552 million in last year's second quarter. Commenting on Salomon Brothers' results, Deryck C. Maughan, Salomon Brothers' Chairman and Chief Executive Officer, said: "This is a good quarter and it brings Salomon Brothers' pretax earnings for the past 12 months to $1.5 billion, reflecting a strong performance across all business activities."

Key items for the second quarter are as follows:

     Global investment banking revenues were a record $251 million, up 63% from the second quarter of 1995, principally reflecting a doubling of equity underwriting revenues.

     Fixed income sales and trading revenues were $706 million, up significantly from the second quarter of 1995 and comparable with the strong results in the first quarter of 1996.

     Revenues from equity sales and trading were $268 million, reflecting a solid performance in customer sales and trading despite trailing the $295 million generated in last year's exceptional second quarter.

Phibro, the Company's commodity trading business, recorded a pretax loss of $17 million for the second quarter, reflecting less favorable conditions in the commodity markets. Phibro's first six months profits of $128 million reflect a very strong performance.

Basis Petroleum, the Company's oil refining and marketing business, recorded a pretax loss of $13 million in the second quarter of 1996 compared with pretax income of $1 million in the 1995 second quarter. For the 1996 first half, Basis recorded a pretax loss of $68 million compared with a pretax loss of $50 million in the first half of 1995. Although industry refining margins for the 1996 second quarter improved by approximately $.50 per barrel over the first quarter, they continue to be weak by historical standards. Results for the 1996 second quarter and first half include nonrecurring income of $23 million in connection with the reduction of the minimum crude oil inventory required to support Basis' refining activities. The reduction reflects changes in feedstock supply patterns as a result of the ongoing integration of the Residfiner/ROSE unit complex into Basis' operations.

The increase in Salomon's compensation and employee-related expenses in 1996 over 1995 levels reflects the significant strengthening in the Company's earnings. Non-compensation expenses have increased only marginally in 1996 demonstrating the Company's commitment to containing costs.

Total common and perpetual preferred equity has increased 17% thus far in 1996, from $4.1 billion at December 31, 1995 to $4.8 billion at June 30, 1996. Over the same period, book value per common share has increased from $35.84 to $40.08. Average assets for the quarter were $193 billion.

Salomon Inc selected financial information and the Unaudited Consolidated Statement of Income follow:



                                                             SALOMON INC AND SUBSIDIARIES
                                                     Selected Financial Information (unaudited)
                                                    (Dollars in millions, except per share data)


                                                                  Quarter ended                           Six months ended
                                                  ---------------------------------------------     ----------------------------
                                                    June 30,         March 31,       June 30,          June 30,       June 30,
                                                      1996            1996            1995              1996            1995
                                                  ------------     -----------     ------------     ------------    ------------
SUMMARY OF OPERATING RESULTS BY BUSINESS:
Income (loss) before income taxes:
   Salomon Brothers                               $       525      $      368       $       56       $      893      $      116
   Phibro                                                 (17)            145             (162)             128             (39)
   Basis Petroleum                                        (13)            (55)               1              (68)            (50)
   Corporate and other                                    (11)              3                6               (8)              8
                                                  ------------     -----------      -----------      -----------     ----------
   Income (loss) before income taxes              $       484      $      461       $      (99)      $      945      $       35
                                                  ============     ===========      ===========      ===========     ==========

Salomon Brothers' revenues, net of interest expense:
       Fixed income sales and trading             $       706      $      732       $       93       $    1,438      $      491
       Equity sales and trading                           268              64              295              332             447
       Global investment banking                          251             181              154              432             176
       Asset management                                    11              12               10               23              19
       Other                                                -               -                -                -               6
                                                  -----------      ----------       ----------       ----------      ----------
          Total Salomon Brothers' revenues,
            net of interest expense               $     1,236      $      989       $      552       $    2,225      $    1,139
                                                  ===========      ==========       ==========       ==========      ==========

RETURN ON AVERAGE COMMON STOCKHOLDERS' EQUITY:
   Primary                                               26.1%           26.4%            (8.8)%           26.3%          (0.8)%
   Fully diluted*                                        23.8            24.0             (8.8)            23.9           (0.8)
                                                  ===========      ==========       ==========       ==========      ==========

PER COMMON SHARE:
     Cash dividends                               $      0.16      $     0.16       $     0.16       $     0.32      $     0.32
     High market price                                 44 1/4          39 1/4           43 1/4           44 1/4          43 1/4
     Low market price                                  36 1/8          34 7/8           33 1/4           34 7/8          32 1/4
                                                                                                     ==========      ==========
     Ending market price                                   44          37 1/2           40 1/8
     Book value at quarter-end*                         40.08           37.98            32.38
                                                  ===========      ==========       ==========

AT QUARTER-END:
     Average assets for the quarter               $   193,000      $  191,000       $  176,000
     Common equity                                      4,266           4,061            3,458
     Redeemable preferred equity                          560             560              700
     Perpetual preferred equity                           562             562              312
                                                  ===========      ==========       ==========

*Assumes conversion of redeemable preferred stock unless such assumptions result in higher returns on equity or book value than determined under the primary method.


                                                            SALOMON INC AND SUBSIDIARIES
                                                   Consolidated Statement of Income (unaudited)
                                                   (Dollars in millions, except per share data)


                                                                  Quarter ended                             Six months ended
                                                  ---------------------------------------------   ----------------------------
                                                    June 30,      March 31,        June 30,          June 30,       June 30,
                                                      1996          1996             1995              1996            1995
                                                  ------------   -----------     ------------     ------------    ------------
Revenues:
     Interest and dividends                       $      1,436    $    1,573      $    1,944      $     3,009     $     3,552
     Principal transactions                                584           651            (252)           1,235             118
     Investment banking                                    251           181             154              432             176
     Commissions                                            75            90              81              165             170
     Other                                                  16           (27)             27              (11)              6
                                                  ------------    ----------      ----------      -----------     -----------
     Total revenues                                      2,362         2,468           1,954            4,830           4,022
     Interest expense                                    1,143         1,275           1,553            2,418           2,878
                                                  ------------    ----------      ----------      -----------     -----------
Revenues, net of interest expense                        1,219         1,193             401            2,412           1,144
                                                  ------------    ----------      ----------      -----------     -----------

Noninterest expenses:
     Compensation and employee-related                     551           556             324            1,107             755
     Technology                                             59            55              64              114             128
     Professional services and business
          development                                       51            44              35               95              80
     Occupancy                                              44            43              42               87              83
     Clearing and exchange fees                             18            17              17               35              33
     Other                                                  12            17              18               29              30
                                                   -----------    ----------       ---------       ----------     -----------
Total noninterest expenses                                 735           732             500            1,467           1,109
                                                   -----------    ----------       ---------       ----------     -----------

Income (loss) before income taxes                          484           461             (99)             945              35
Income tax expense (benefit)                               193           185             (39)             378              14
                                                   ------------   ----------       ----------      -----------    -----------
Net income (loss)                                  $       291    $      276       $     (60)      $      567     $        21
                                                   ===========    ==========       ==========      ===========    ===========


EARNINGS (LOSS) AVAILABLE FOR FULLY
DILUTED EARNINGS PER SHARE                         $       282    $      270       $     (77)      $      552     $       (15)
                                                   ===========    ==========       =========       ===========    ============


EARNINGS (LOSS) PER SHARE:
Primary                                            $      2.58    $     2.44       $   (0.73)      $     5.02     $     (0.14)
Fully diluted*                                            2.34          2.21           (0.73)            4.55           (0.14)
                                                   ===========    ==========       ==========      ===========    ============


WEIGHTED AVERAGE SHARES
OF COMMON STOCK
OUTSTANDING (in thousands):
For primary earnings per share                         105,400       106,600         106,500          106,000          106,400
For fully diluted earnings per share                   120,600       121,800         106,500          121,200          106,400
                                                   ===========    ==========      ===========      ===========    ============

*Assumes conversion of redeemable preferred stock unless such assumptions result in higher earnings per share than determined under the primary method.
